Lyle B. Stewart, P.C.
                            3751 South Quebec Street
                             Denver, Colorado 80237
                             Telephone: 303-267-0920
                                Fax: 303-267-0922




United States Securities and
 Exchange Commission                                        March 1, 2000
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20459

Dear Madams and Sirs:

On behalf of my client, Medix Resources, Inc., I am filing herewith a Form S-8 relating to such company's Stock Option Plans and non-Plan stock option agreements.

If you have any questions about this filing, please contact the undersigned at the telephone or fax numbers indicated above.

Very truly yours

/s/ Lyle B. Stewart

                         Registration No. 333- ________
                   (as filed with the SEC on _________, 2000)

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              MEDIX RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

               Colorado                                84-1123311
------------------------------------          ----------------------------
    (State or other jurisdiction                    (I.R.S. Employer
 of incorporation or organization)                  Identification No.)

      7100 E. Belleview Ave.
       Englewood, Colorado                               80111
------------------------------------          ----------------------------
(Address of Principal Executive Offices)               (Zip Code)

                              Medix Resources, Inc.
                             1999 Stock Option Plan
                            1996 Stock Incentive Plan
                             1994 Omnibus Stock Plan

             Various Individual Stock Options and Warrant Agreements
                            (Full Title of the Plan)

                            David Kinsella, Secretary
                              Medix Resources, Inc.
                        7100 E. Belleview Ave., Suite 301
                               Englewood, CO 80111
                     (Name and Address of Agent for Service)
                                 (303) 741-2045
          (Telephone Number, including Area Code, of Agent for Service)

                                 with a copy to:
                            Lyle B. Stewart, Esquire
                              Lyle B. Stewart, P.C.
                              3751 S. Quebec Street
                             Denver, Colorado 80237
                                 (303) 267-0920
                         CALCULATION OF REGISTRATION FEE

                                 Proposed
                                  Maximum     Proposed
     Title of                    Offering     Maximum
    Securities      Amount to      Price     Aggregate
      to be             be          Per      Offering     Amount of
   Registered      Registered    Share (1)   Price (1)   Registration
                                             Price (1)       Fee
---------------   -------------  ---------  -----------  -------------

Common Stock, par   9,500,253      $5.70    $54,151,442     $14,296
 value $.001 per
 share

(1) Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(c) and (h), the price shown is based upon the average of the high and low price of Medix Resources, Inc. Common Stock on February 29, 2000, as reported on the OTCBB.

          PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be given or sent to all persons who are granted or exercise options or warrants under a listed employee benefit plan of Medix Resources, Inc. (the "Company"), as specified by Rule 428.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") by the Company (File No. 000-24768) are incorporated herein by reference:

(a) the Company's annual report for the fiscal year ended December 27, 1998 filed on Form 10-KSB, as filed with the Commission on April 12, 1999, and as amended on Form 10-KSB/A, filed on July 23, 1999;

(b)(i) the Company's Proxy Statement distributed in connection with the Meeting of Shareholders on June 11, 1999, as filed with the Commission on April 26, 1999

(b)(ii) the Company's quarterly reports for the periods ended March 28, June 27, and September 26, 1999, each filed on Form 10-QSB, as filed with the Commission on May 17, August 11, and November 10, 1999, respectively;

(b)(iii) the Company's current reports dated March 1, April 19, May 5, October 7, November 4, and December 30, 1999, and January 12, January 18, and February 24, 2000 on Form 8-K; and

(c) as of February 29, 2000, the Company had outstanding 33,473,191 shares of Common Stock. Each share of Common Stock is entitled to one vote at all meetings of shareholders. Shareholders are not permitted to cumulate votes in the election of directors. All shares of Common Stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional Common Stock. In the event of liquidation, dissolution or winding up of the Company, holders of the Common Stock will be entitled to receive on a pro rata basis all assets of the Company remaining after satisfaction of all liabilities and preferences of the outstanding Preferred Stock.

Each document filed by the Company after the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be part hereof from the date of filing of such document. Any statement in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein, modifies or supersedes such statement. Any statement herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in any subsequently filed document which is incorporated by reference herein modifies or supercedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.


Item 5. Interests of Named Experts and Counsel.

Lyle B. Stewart, P.C, is named herein as giving the opinion required by Item (5) of Item 601 of Regulation S-B. Lyle B. Stewart, P.C. has been granted options to purchase 25,000 shares of the Company's Common Stock at an exercise price of $0.26 per share.

Item 6. Indemnification of Directors and Officers.

Article 109 of the Colorado Business Corporation Act generally provides that a corporation may indemnify its directors, officers, employees and agents against liabilities and reasonable expenses incurred in connection with any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), by reason of being or having been a director, officer, employee or agent of the Company, if such person acted in good faith and reasonably believed that his conduct, in his conduct, in his official capacity, was in the best interests of the Company (or, with respect to employee benefit plans, was in the best interests of the participants of the plan), and in all other cases his conduct was at least not opposed to the Company's best interests. In the case of a criminal proceeding, the director, officer, employee or agent must have had no reasonable cause to believe his conduct was unlawful. Under Colorado Law, the Company may not indemnify a director, officer, employee or agent in connection with a Proceeding by or in the right of the Company if the director is adjudged liable to the Company, or in a Proceeding in which the director, officer, employee or agent is adjudged liable on the basis that he or she derived an improper personal benefit.

The Company's Articles of Incorporation provide that the Company shall indemnify its directors, and officers, employees and agents to the fullest extent and in the manner permitted by the provisions of the laws of the State of Colorado, as amended from time to time, subject to any permissible expansion of such indemnification as may be set forth in any shareholders' or directors' resolution or by contract. Insofar as indemnification for liabilities under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1       Opinion of Lyle B. Stewart, P.C.

23.1      Consent of Ehrhardt Keefe Steiner & Hottman PC

23.2      Consent of Lyle B. Stewart, P.C. (included in Exhibit 5.1)

24.1      Power of Attorney (included on signature page)

99.1      1999 Stock Option Plan

99.2      Amended & Restated 1996 Stock Incentive Plan

99.3      1994 Omnibus Stock Plan

99.4      Forms of individual stock option or warrant agreements

Item 9.   Undertakings.

The undersigned registrant hereby undertakes:

A. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of
     1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Englewood, Colorado on February 29, 2000.


MEDIX RESOURCES, INC.

By _/s/John P. Yeros
John P. Yeros, Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Each person whose signature appears below in so signing also makes, constitutes and appoints John R. Prufeta and David Kinsella, and each of them, his or her true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

          Signature                          Title                         Date
--------------------------  ------------------------------------    ---------------
/s/ John R. Prufeta         Chief Executive Officer and Director    February 29, 2000
John R. Prufeta             (Principal Executive Officer)

/s/ David Kinsella          Secretary and Controller (Principal     February 29, 2000
David Kinsella              Financial and Accounting Officer)

/s/ John P. Yeros           Director                                February 29, 2000
John P. Yeros

/s/ Dr. David B. Skinner    Director                                February 29, 2000
Dr. David B. Skinner

/s/ John T. Lane            Director                                February 29, 2000
John T. Lane

/s/ Samuel H. Havens        Director                                February 29, 2000
Samuel H. Havens

/s/ Dr. Brian McLean        Director                                February 29, 2000
Dr. Brian McLean

/s/ Thomas J. Oberle                                                February 29, 2000
Thomas J. Oberle            Director

                                  EXHIBIT INDEX

Number        Exhibit

5.1           Opinion of Lyle B. Stewart, P.C.

23.1          Consent of Ehrhardt Keefe Steiner & Hottman PC

23.2          Consent of Lyle B. Stewart, P.C. (included in Exhibit 5. 1)

24.1          Power of Attorney (included on signature page)

99.1          1999 Stock Option Plan

99.2          Amended & Restated 1996 Stock Incentive Plan

99.3          1994 Omnibus Stock Plan

99.4          Forms of individual stock option and warrant agreements